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                                                                      Exhibit 45


SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF TOMPKINS

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In the Matter of the Application of
CE ELECTRIC (NY), INC.,               :
                                         Index No. 97-841
                    Petitioner,       :  RJI No. 970526M

            --against--               :
                                         VERIFIED PETITION
NEW YORK STATE ELECTRIC               :  Hon. Walter S. Relihan, Sr.
& GAS CORPORATION,
                                      :
                    Respondent,          Filed: July 31, 1997
                                      :
For Order Pursuant to
Article 78, CPLR.                     :
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                              PRELIMINARY STATEMENT

      Petitioner CE Electric (NY), Inc. ("Petitioner"), a record holder of the common stock of respondent New York State Electric & Gas Corporation (the "Company"), institutes this proceeding to compel the respondent Company to provide Petitioner, by its designated agents or attorneys, with access to inspect and copy the respondent Company's books of account and its stock ledger containing the name and address of each shareholder, the account number of each such shareholder, the number of shares of common stock held by each such shareholder, and certain related materials. Despite Petitioner's timely and proper demand, the respondent Company has failed to provide access to such materials.

      The Respondent Company's failure to provide the stockholder list and related materials to which Petitioner is entitled arises in the context of a pending tender offer by Petitioner and its affiliates for shares of the Company which is scheduled to expire at midnight on August 14, 1997 and a proposal
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by Petitioner and its affiliates to acquire the Company in a consensual merger.
On July 30, 1997, the respondent Company publicly recommended to its shareholders that they not tender their shares to Petitioner and also announced the Company's board of directors had decided to reject the proposal to commence merger negotiations. Thus, by refusing to provide the shareholder list and related materials to which Petitioner is entitled by law, the respondent Company is engaging in a tactic designed to prevent Petitioner from fully and fairly communicating with shareholders in a manner of its own choosing about why, contrary to the Company's view, they should tender their shares and encourage management to negotiate a merger with Petitioner and its affiliates, despite the misinformation being disseminated by the Company with respect to those issues. Given the August 14, 1997 expiration date of the tender offer, it is vital that the Court direct that Petitioner be given access to the requested materials immediately.

                              NATURE OF PROCEEDING

      1. Petitioner brings this proceeding pursuant to Article 78 of the Civil Practice Law and Rules ("CPLR") and the common law of the State of New York (the "Common Law").

      2. The respondent Company has failed, despite timely and proper written demand, to permit an inspection of the Company's record of shareholders, as required by the Common Law, entitling Petitioner to an order directing the Company to show cause why an order shall not be granted immediately permitting such inspection by Petitioner.


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                                     PARTIES

      3. Petitioner, a corporation organized under the laws of the State of New York, is and has been at all relevant times a record holder of the common stock, par value $6.66-2/3 per share, of the Company. Petitioner maintains an office in Plattsburgh, New York, and has its principal executive offices at 302 South 36th Street, Suite 400, Omaha, Nebraska.

      4. The Company is a corporation organized under the laws of the State of New York, with its principal office in Tompkins County. The Company's principal executive offices are located in Ithaca, New York. The Company also maintains executive offices in Binghamton, New York.

                          PETITIONER'S RIGHT TO RELIEF

      5. On July 22, 1997, Petitioner sent to the Company, via facsimile and Federal Express, its written demand (the "Demand Letter"), demanding the right to inspect and copy the Company's books of account and its stock ledger containing the name and address of each shareholder, the account number of each such shareholder, and the number of shares of common stock held by each such shareholder, together with certain related materials (the "Shareholder Records"). A copy of the Demand Letter is annexed hereto as Exhibit A.

      6. The Demand Letter stated in part:

         This demand for inspection is being made in good faith, for a lawful, proper and valid purpose; not for any purpose inimical to the Company or its shareholders. The purpose of this demand is to facilitate communications with other shareholders of the Company regarding the affairs of the Company, including the tender offer by [Petitioner] and CalEnergy Company Inc. ("CalEnergy"), a corporate affiliate of [Petitioner], commenced on July 18, 1997; the proposal by


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      CalEnergy to acquire the Company in a consensual merger (the
      "Proposal"); and a possible consent or proxy solicitation to remove and replace the directors of the Company.

         The inspection demanded is not for a purpose in the interest of a business or object other than the business of the Company. [Petitioner] has not sold or offered for sale any list of shareholders of any corporation of any type or kind, whether or not formed under the laws of the State of New York, or aided or abetted any person in procuring any such record of shareholders for any such purpose.

      7. In support of its demand for inspection, Petitioner sent respondent Company an Affidavit of Proper Purpose, executed by Steven A. McArthur, Senior Vice President and General Counsel of the Petitioner, on July 22, 1997, as an attachment to its Demand Letter. See Exhibit A.

      8. As detailed in its Demand Letter and accompanying Affidavit of Proper Purpose, Petitioner seeks the demanded information in order to communicate with fellow shareholders concerning the affairs of the Company. In particular, Petitioner seeks the demanded information in order to communicate with its fellow shareholders in a manner of its own choosing regarding, inter alia, the tender offer by Petitioner and CalEnergy Company Inc. ("CalEnergy"), a corporate affiliate of Petitioner, which was commenced on July 18, 1997 and which expires at midnight on August 14, 1997 (the "Tender Offer"). Likewise, Petitioner seeks to communicate directly and more efficiently with its fellow shareholders concerning the proposal by CalEnergy to acquire the Company in a consensual merger. Moreover, Petitioner is entitled to the demanded information in order to communicate with its fellow shareholders so as to enable it to conduct a consent solicitation or proxy contest to remove and replace the directors


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of the Company if it determines to do so. A copy of Petitioner's Offer to
Purchase, which expires at midnight on August 14, 1997, is annexed hereto as Exhibit B.

      9. Petitioner, in its Demand Letter, informed the Company that Petitioner will bear the reasonable costs of obtaining and furnishing the records requested thereby, and will promptly reimburse the Company for any such costs incurred by the Company.

      10. Petitioner is a record holder of the Company's common stock and was so at the time Petitioner delivered its Demand Letter and accompanying Affidavit of Proper Purpose. An affiliate of the Petitioner also holds an additional 241,000 shares of the Company's common stock.

      11. Under well-established Common Law, a shareholder of a corporation organized under the laws of the State of New York is entitled to access to inspect and copy the corporation's books of account and its stock ledger containing the name and address of each shareholder, the account number of each such shareholder, the number of shares of common stock held by each such shareholder, together with related materials such as those requested in the Demand Letter, provided that the information is sought for a proper purpose.

      12. Under New York law, courts have consistently held purposes such as those identified by the Petitioner in its Demand Letter to be proper purposes.

      13. Since July 22, 1997 when the Demand Letter was received, the respondent Company has refused and failed to make


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the Shareholder Records sought in the Demand Letter available to Petitioner, despite Petitioner's entitlement to inspect and copy such information under the Common Law.

      14. Petitioner has no adequate remedy at law.

      15. No prior application has been made for the relief sought herein.

                                  RELIEF SOUGHT

      WHEREFORE, Petitioner applies for an order of this Court:

      (1) compelling the respondent Company immediately to permit Petitioner to inspect, copy and make extracts from the record of shareholders of the respondent Company and to furnish Petitioner with the materials listed below:

            (a) A complete record or list of the shareholders of the Company, certified by the Company or its transfer agent, showing the names and addresses of each shareholder, the account number of each such shareholder, and the number and class of shares of stock registered in the name of each such shareholder, as of the most recent date available;

            (b) A complete record or list of the shareholders participating in any employee benefit plan, or other comparable plan, of the Company, certified by the Company or its transfer agent, showing the name and address of each participating shareholder, the number and class of shares owned by such participating shareholder, and a description of the voting and


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      dispositive rights of the participating shareholders and/or any administrator or trustee of each such employee benefit plan or other comparable plan;

            (c) A magnetic computer tape list of the shareholders referred to in paragraph (a), showing the names and addresses of each shareholder, the account number of each such shareholder, and number and class of shares of stock registered in the name of each such shareholder, as of the most recent date available, such computer processing data as is necessary to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes;

            (d) A magnetic computer tape list of the participating shareholders referred to in paragraph (b), showing the names and addresses of each participating shareholder, the account number of such participating shareholder, and the number and class of shares of stock owned by each such participating shareholder, as of the most recent date available, such computer processing data as is necessary to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes;

            (e) All daily transfer sheets showing changes in the lists of the shareholders of the Company referred to in paragraphs (a) and (b) above, showing changes in the names, addresses, account numbers, and numbers and classes of shares of stock of the holders thereof,


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      which are in or come into the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, or their nominees, from the date of such list to such date as CalEnergy consummates or withdraws the proposal (the "Proposal") to acquire the Company in a consensual merger (the "Proposal Expiry Date"), which daily transfer sheets should be provided on a weekly basis;

            (f) All information in or which comes into the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, or their nominees concerning the names, addresses and numbers and classes of shares held by the participating brokers, dealers, banks, clearing agencies or voting trustees named in the individual nominee names of Cede & Co., Philadep, DLJ and any other or similar nominees;

            (g) All information in or which comes into the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, or their nominees, relating to the names of the non-objecting and acquiescing beneficial owners of common stock in the Company ("NOBOs"), in the format of a printout and magnetic tape in descending order


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      balance (such information being readily available to the Company under
      Rule 14b-l(c) or Rule l4b-2(c) of the Securities Exchange Act of 1934 from Independent Election Corporation of America);

            (h) A stop list or stop lists relating to any shares of stock of the Company as of the date of the list referred to in paragraphs (a) and (b) above;

            (i) All information in or which comes into the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, or their nominees concerning any change in the total number of shares of Common Stock outstanding since the Company's filing of its Form l0-Q for the period ended March 31, 1997;

            (j) All information requested in paragraph (a), (b), (c), (d), (f),
      (g) and (i) as of the Record Date (as the same may be determined) of any consent or proxy solicitation of the Company's shareholders which Petitioner or its affiliates may hereafter commence and any and all omnibus proxies and respondent omnibus proxies as of the record date of any such consent or proxy solicitation; and

            (k) Notification of any modifications of, additions to, or deletions from any and all records referred to in paragraphs (a) through (j) above, as of the date of the lists referred to in paragraphs (a) and


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      (b) above to the Proposal Expiry Date, be immediately furnished to those designated and authorized by Petitioner in the Demand Letter, as such modifications, additions or deletions become available to the Company or its agents or representatives through the Proposal Expiry Date.

      (2) granting Petitioner such additional and further relief as the Court may deem just and proper, together with an award of Petitioner's costs and attorneys' fees in this proceeding.


Dated: New York, New York
       July 30, 1997


                                           CE ELECTRIC (NY), INC.


                                           By: /s/ Steven A. McArthur
                                               ---------------------------------
                                               Steven A. McArthur
                                               Senior Vice President and
                                               General Counsel
                                                       PETITIONER

Of Counsel                                 WHITEMAN OSTERMAN & HANNA

Michael Whiteman                           One Commerce Plaza
Heather D. Diddel                          Albany, New York 12260
D. Scott Bassinson                         (518) 487-7600

                                           WILLKIE FARR & GALLAGHER

Stephen Greiner                            One Citicorp Center
Jeanne M. Luboja                           153 East 53rd Street
                                           New York, New York 10022
                                           (212) 821-8000

                                           Attorneys for Petitioner
                                           CE Electric (NY), Inc.


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                                  VERIFICATION

STATE OF NEW YORK   )
                    )ss.:
COUNTY OF NEW YORK  )

      STEVEN A. McARTHUR, being duly sworn deposes and says:

      1. I am Senior Vice President and General Counsel of CE Electric (NY), Inc., the Petitioner herein, a corporation organized under the laws of the State of New York, which is and has been at all relevant times a record holder of the common stock of the New York State Electric & Gas Corporation.

      2. I have read the foregoing Petition and know the contents thereof.

      3. The foregoing Petition is true to my knowledge, except as to matters stated to be alleged upon information and belief; and as to these matters, I believe them to be true.


                                               /s/ Steven A. McArthur
                                               ---------------------------------

Sworn to before me this
30th day of July, 1997


/s/ Gary F. Giampetruzzi
------------------------------
      Notary Public

                 GARY F. GIAMPETRUZZI
           Notary Public, State of New York
                    No. 01G15052403
             Qualified In New York County
           Commission Expires Nov. 20, 1997